Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 23, 2023, Spruce Power Holding Corporation (the “Company” or "Spruce") completed the acquisition of all the issued and outstanding interests in SS Holdings 2017, LLC (“SS Holdings”) from certain funds managed by HPS Investment Partners, LLC (“HPS”), pursuant to a Membership Interest Purchase And Sale Agreement (“Purchase Agreement”). The SS Holdings assets include 20-year use rights to the customer payment stream (“SS Holdings Master Lease”) of approximately 22,500 residential solar leases and power purchase agreements. The Company acquired SS Holdings for approximately $23 million of cash, net of cash received, and assumed $125 million of outstanding senior indebtedness and interest rate swaps with Deutsche Bank AG, New York Bank held by SS Holdings and its subsidiaries at the close of the acquisition.

The unaudited pro forma financial information has been developed from, and should be read in conjunction with, the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and audited annual financial statements of SS Holdings incorporated into this Current Report on Form 8-K/A.

The unaudited pro forma financial information has been prepared by the Company using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"), with Spruce being the acquiring entity, and reflects estimates and assumptions deemed appropriate by Company's management to give effect to the acquisition as if it had been completed effective December 31, 2022, with respect to the unaudited pro forma condensed combined balance sheet, and as of January 1, 2022, with respect to the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the estimates and assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements include adjustments that reflect the accounting for the transaction in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Refer to the notes of the unaudited pro forma financial information for additional information regarding the basis of presentation and pro forma adjustments.

The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected operating efficiencies or other synergies that may result from the transactions as a result of planned initiatives following the completion of the transactions.

SPRUCE POWER HOLDING CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(In thousands, except share and per share amounts)	Spruce's Historical (as reported)	SS Holdings Historical (November 30, 2022 as reported)	Proforma and Reclassification Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$220,321	$69,985	$(103,799)	(3),(6)	$186,507
Restricted cash	19,823	9,503	—		29,326
Accounts receivable, net	8,336	—	(28)	(1)	8,308
Interest rate swap assets, current	10,183	781	—		10,964
Prepaid expenses and other current assets	5,316	—	—		5,316
Current assets of discontinued operations	10,977	—	—		10,977
Total current assets	274,956	80,269	(103,827)		251,398
Investment under SS Holdings master lease agreement	—	102,713	44,611	(3)	147,324
Property and equipment, net	396,168	—	—		396,168
Interest rate swap assets, non-current	22,069	—	—		22,069
Deferred rent assets	1,626	—	—		1,626
Right-of-use assets	2,802	—	—		2,802
Goodwill	128,548	—	—		128,548
Other assets	383	2,041	—		2,424
Total assets	$826,552	$185,023	$(59,216)		$952,359

Liabilities, redeemable noncontrolling interests and stockholders’ equity
Current liabilities:
Accounts payable	$2,904	835	$—		$3,739
Current portion of long-term debt	25,314	—	—		25,314
Accrued expenses and other current liabilities	21,509	—	(8)	(1)	21,501
Deferred revenue, current	39	—			39
Lease liability, current	834	—	—		834
Current liabilities of discontinued operations	9,097	—	—		9,097
Total current liabilities	59,697	835	(8)		60,524
Long-term debt, net of current portion	474,441	122,253	2,747	(3)	599,441
Deferred revenue	452	—	—		452
Lease liability, non-current	2,426	—	—		2,426
Warrant liabilities	256	—	—		256
Other long-term liabilities	10	—	—		10
Long-term liabilities of discontinued operations	294	—	—		294

Total liabilities	537,576	123,088	2,739		663,403

Redeemable noncontrolling interests	85	—	—		85

Stockholders’ equity
Common stock	14	—	—		14
Additional paid-in capital	473,277	61,935	(61,935)	(3),(6)	473,277
Noncontrolling interests	8,942	—	—		8,942
Accumulated deficit	(193,342)	—	(20)	(1)	(193,362)
Total stockholders’ equity (deficit)	288,891	61,935	(61,955)		288,871
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$826,552	$185,023	$(59,216)		$952,359

SPRUCE POWER HOLDING CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(In thousands, except per share and share amounts)	Spruce's Historical (as reported)	SS Holdings Historical (Year Ended November 30, 2022 as reported)	Proforma and Reclassification Adjustments		Pro Forma Combined

Revenues	$23,194	$10,125	$(10,190)	(4),(5)	$23,129

Operating expenses:
Cost of revenues	9,949	—	—		9,949
Selling, general, and administrative expenses	73,118	953	(40)	(5)	74,031
Total operating expenses	83,067	953	(40)		83,980
Loss from operations	(59,873)	9,172	(10,150)		(60,851)
Other (income) expense:
Interest (income) expense, net	10,062	3,120	(10,625)	(2),(4)	2,557
Gain on extinguishment of debt	(4,527)	—	—		(4,527)
Gain on asset disposal	(580)	—	—		(580)
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	(535)	—	—		(535)
Change in fair value of warrant liability	(5,148)	—	—		(5,148)
Change in fair value of interest rate swaps	(5,554)	(782)	—		(6,336)
Other (income) expense	(912)	12	(5)	(5)	(905)
Net (loss) income from continuing operations	(52,679)	6,822	480		(45,377)
Net loss from discontinued operations	(40,112)	—	—		(40,112)
Net (loss) income	(92,791)	6,822	480		(85,489)
Less: Net income attributable to redeemable noncontrolling interests and noncontrolling interests	1,140	—	—		1,140
Net (loss) income attributable to stockholders	$(93,931)	$6,822	$480		$(86,629)
Net (loss) income attributable to stockholders per share, basic	$(0.66)				$(0.61)
Net (loss) income attributable to stockholders per share, diluted	$(0.66)				$(0.61)
Weighted-average shares outstanding, basic	142,692,003				142,692,003
Weighted-average shares outstanding, diluted	142,692,003				142,692,003

Spruce Power Holding Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Amounts in thousands, except share and per share data)

(1) DESCRIPTION OF THE TRANSACTION

On March 23, 2023, Spruce Power Holding Corporation (the “Company” or "Spruce") acquired the rights from SS Holdings 2017, LLC (the “SS Holdings”) to receive 100% of the cash flow from more than 22,500 residential rooftop solar systems across 10 states in the U.S for approximately $23 million in cash, net of cash acquired, and assumption of $125 million in debt of outstanding senior indebtedness and interest rate swaps with Deutsche Bank AG, New York Bank held by SS Holdings, and its subsidiaries at the close of the acquisition.

(2) BASIS OF PRO FORMA PRESENTATION

SS Holdings audited financial statements are as of and for the year ended November 30, 2022 and Spruce's financial statements are as of and for the year ended December 31, 2022.

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the acquisition had occurred as of December 31, 2022. The Unaudited Pro Forma Condensed Combined Statements of Operations are presented as if the acquisition had occurred on January 1, 2022.

The unaudited pro forma condensed combined financial statements include adjustments that reflect the accounting for the transaction in accordance with U.S. GAAP.
The purchase of SS Holdings has been accounted for as an acquisition of financial assets and the unaudited pro forma financial information was prepared accordingly. For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022, the acquired SS Holdings assets and liabilities assumed, have been recorded at their relative fair values.

The unaudited pro forma financial information is based on the historical financial statements of the Company and SS Holdings after giving effect to the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial information. The unaudited pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition. The unaudited pro forma financial information is presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the acquisition was consummated as of January 1, 2022. This information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and the SS Holdings financial statements and accompanying notes incorporated herein. Certain reclassifications have been made to the historical presentation of the SS Holdings financial statements to conform to the presentation used in the unaudited pro forma financial information.

Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of the Company may materially vary from those of SS Holdings. During preparation of the unaudited pro forma financial information, management is not aware of any material differences, and accordingly, the unaudited pro forma financial information assumes no material differences in accounting policies between the two companies.

(3) PRO FORMA AND RECLASSIFICATION ADJUSTMENTS

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations are as follows:

(1) Includes elimination of intercompany balances between Spruce and SS Holdings.

Spruce Power Holding Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Amounts in thousands, except share and per share data)

(2) Includes the elimination of $0.5 million in deferred financing costs related amortization recorded in interest expense in the historical financial statements of SS Holdings as a result of the fair value adjustment in (3).

(3) Includes an adjustment to a) cash and cash equivalents of $35 million for the cash consideration paid to acquire SS Holdings, b) investment under SS Holdings master lease agreement of $44.6 million to adjust to the fair value of the asset, c) long-term debt, net of current portion of $2.7 million to adjust to the fair value of the long-term debt, and d) additional paid in capital to eliminate the subsidiary balance in consolidation of Spruce.

(4) Includes reclassification of Master lease investment interest income of $10.1 million to interest (income) expense, net.

(5) Includes elimination of Transition Manager Fee and Master Service Agreement fee between SS Holdings and Spruce.

(6) Includes the adjustment of $68.8 million in cash which was not acquired as part of SS Holdings.